UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 02, 2026

Universal Logistics Holdings, Inc.

(Exact name of Registrant as Specified in Its Charter)

Nevada	0-51142	38-3640097
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12755 E. Nine Mile Road
Warren, Michigan		48089
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 586 920-0100

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	ULH	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 2, 2026, Jude M. Beres notified Universal Logistics Holdings, Inc., a Nevada corporation (the “Company”), of his resignation as Chief Financial Officer and Treasurer of the Company, effective May 29, 2026, in order to pursue other opportunities outside the transportation and logistics industry. Mr. Beres’ resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Mr. Beres is expected to remain with the Company through May 29, 2026 to assist in the transition of his responsibilities.

In connection with Mr. Beres’ resignation, on April 7, 2026, the Executive Committee of the Board of Directors of the Company appointed Michael Rogers, age 59, to serve as the Company’s Chief Financial Officer and Treasurer, effective June 1, 2026. The Board of Directors is expected to ratify Mr. Rogers’ appointment at its next meeting.

Mr. Rogers has served as Chief Financial Officer of Conlan Tire Co., Hercules Materials Holdings LLC and certain of their affiliates since October 2022. Prior to that time, Mr. Rogers served in various finance-related roles for approximately thirty years with Ford Motor Company, including as Model e Controller – Product Development, Global Controller – Warranty, Global Controller – Material Planning and Logistics, and Finance Director, Canada, Mexico and South America Operations.

Mr. Rogers received a Bachelor of Science degree in Civil Engineering from Rice University and an M.B.A. from the Mendoza College of Business at the University of Notre Dame.

There are no arrangements or understandings between Mr. Rogers and any other persons pursuant to which he was selected as an officer of the Company. There are no family relationships between Mr. Rogers and any director or executive officer of the Company, and there are no transactions involving Mr. Rogers requiring disclosure under Item 404(a) of Regulation S-K.

In connection with his appointment, the Company has agreed to the principal terms of Mr. Rogers’ compensation arrangements. Effective as of June 1, 2026, Mr. Rogers will receive a base salary of $425,100 annually which, subject to his continued employment with the Company, increases to $500,000 in June 2027. Mr. Rogers also will be eligible to participate in the Company’s annual cash incentive compensation program and, for 2026, will be eligible to receive a minimum cash bonus of $300,000, payable in October 2026.

In addition, effective as of June 1, 2026, Mr. Rogers will be eligible to receive a restricted stock award with an aggregate grant date value of approximately $127,500, subject to approval by the Board of Directors and the terms of the Company’s equity incentive plan and applicable award agreements. The restricted stock award would vest over a four-year period, with 25% vesting on each anniversary of the grant date, subject to Mr. Rogers’ continued employment.

Mr. Rogers also will be entitled to participate in the Company’s employee benefit plans and programs generally available to senior executives of the Company, including health, dental, vision, disability, life insurance, and paid time off benefits.

The Company and Mr. Rogers are in the process of negotiating and finalizing a definitive written employment agreement and related award agreements reflecting the foregoing arrangements, as well as severance provisions and customary restrictive covenant provisions. The Company expects to file such agreements as exhibits to a subsequent periodic report or current report, as applicable, after they have been executed.

Item 7.01 Regulation FD Disclosure.

On April 8, 2026, the Company issued a press release announcing Mr. Beres’ resignation and Mr. Rogers’ appointment. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

99.1	Press Release dated April 8, 2026, announcing the appointment of Michael Rogers as Chief Financial Officer and Treasurer of the Company and the resignation of Jude M. Beres
104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIVERSAL LOGISTICS HOLDINGS, INC.

Date:	April 8, 2026	By:	/s/ Steven Fitzpatrick
Steven Fitzpatrick Secretary